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EXHIBIT 10.1

                           [TRANSLATION]


                             AGREEMENT


                              between

                        Donnelly Holding GmbH
                        seated in Collenberg,
                registered in the Commercial Register
                  of the local court Aschaffenburg
                         under No. HRB 6031,
                represented by the Managing Director
                       Dr. Dwane Baumgardner,
                who has sole power of representation

              (Hereinafter referred to as 'Donnelly')

                                and

                           Mr. Paul Hohe,
                        Mrs. Elisabeth Hohe,
                           Mr. Peter Hohe,
                      Dr. Maria Hohe-Schramm,
                       Mrs. Margarete Meyer

      (Hereinafter jointly referred to as the 'Hohe Family'
                  and individually referred to as
         'Member of the Hohe Family' or 'Family Member')


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Preamble

The parties to this Agreement are parties to the Acquisition Agreement made and entered into (with the participation of further persons) on 25th May 1995 (hereinafter referred to as the 'Acquisition Agreement') in relation to Donnelly Hohe GmbH & Co. KG seated in Collenberg and registered in the Commercial Register at the local court of Aschaffenburg under number HRA 1546 (hereinafter referred to as the 'Company').

Donnelly set forth warranty claims against the Hohe Family under the Acquisition Agreement. The parties disagree on whether and up to which amount such claims are justified. In view of a settlement of the differences in opinion the parties hereto agree to make the following modifications and add the following supplemental provisions to the Acquisition Agreement, particularly in regard to the mutually granted call options and put options. The remaining provisions of the Acquisition Agreement remain unchanged unless modified in the following.

(1) In derogation of the call option granted to Donnelly in
    Section 1.5 lit. B) subsection (2) and the terms agreed in this section for a purchase, the parties hereto hereby agree as follows:

    The date of March 31st, 1998 is (due to the change of the fiscal year) replaced by May 31, 1998 which is the date on which the exercise of a call option under Section 1.5 lit. B) subsection 2 can become effective for the first time. The minimum price of DM 1.5 million fixed in Section 1.5 lit. B) subsection (2) payable to each Member of the Hohe Family as consideration for the entire limited partnership interest held by the Members including al shareholders' accounts and all earlier payments to the individual Member of the Hohe Family is replaced by a minimum price of DM 1 million payable to each member of the Hohe Family, which makes the price total DM 5 million.

(2) As to the put options granted to the Members of the Hohe
    Family in Section 1.5 lit. A) (Put-Option) the parties hereto agree as follows:

    The minimum price of DM 500,000 fixed in Section 1.5 lit. A) as price payable to each Member of the Hohe Family is replaced by a minimum price of DM 600,000 if the put option is exercised to take effect on a date later than May 31, 1999.

(3) In derogation of Section 1.5 lit. D) sentence 1 of the Acquisition Agreement the transfer of the individual limited partner interest becomes effective upon the exercise of the option and the registration of the change in the limited partnership in the Commercial Register.

(4) In view of a possible increase of taxes (income tax and church tax) payable by the


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    Hohe Family on account of the cause that the Members of the
    Hohe Family's are limited partners of the company, the parties hereto agree as follows:

    (a) If the following extraordinary depreciations and reserves for galvonics in the annual financial statement of March 31, 1995

         -    depreciation DM 1,400,000 for galvonics
              (Cf. Audit report explanatory narrative Tz 7).

         -    threatening losses for galvonic orders DM 130,000
              (Cf. Audit report explanatory narrative Tz 48).

         -    reorganization costs for galvonics DM 300,000
              (Cf. Audit report explanatory narrative Tz 48 - part of the amount of DM 2,143,000)

         should qualify as inappropriate and therefore, be reversed and lead to an increase of taxes payable by the Hohe Family, the Members of the Hohe Family are entitled to draw Company funds for this increase without any effect on the purchase price upon the exercise of the put options or call options; this provision also applies in case an eventual reverse is effected for fiscal years other than 1994/95. If a Member of the Hohe Family is no longer shareholder at the point of time when the tax increase accrues and falls due, the option price is subsequently increased by the required amount; the increase of the option price falls due as son as the accrual and maturity of the tax increase is proven to Donnelly. Article 13 (2) lit. A) of the Partnership Agreement applies mutatis mutandis to the computation and evidence of such tax increases. The amounts in question are limited to a total of DM 500,000 and to DM 100,000 for each Member of the Hohe Family.

    (b) The foregoing paragraph a) applies mutatis mutandis to possible tax increases payable by the Members of the Hohe Family in consequence of the tax audits for the years 1988/89 to 1991/92 provided that only 50% of such tax increases are taken into account and on condition that it is proven to Donnelly that the losses carried forward for tax purposes for each Member of the Hohe Family as per 31st March 1995 come to at least DM 500,000.

     (c) The parties hereto agree that it follows from the foregoing reference to 13 (2) a) of the Partnership Agreement that tax increases under this paragraph 4 can only be taken into account as far as increases in profits cannot be compensated by losses carried forward resulting from interest held in the Company.

(5) The Hohe Family assures to have paid in the DM 500,000 liability amount for each


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    Member of the Hohe Family (except for the amount paid by Paul
    Hohe) and that no repayments have been or will made before the registration of Donnelly in the commercial Register upon the exercise of the options. Furthermore, the Hohe Family guarantees that no property takeover liability pursuant to 419 BGB will be triggered off for the Members of the Hohe Family by the sale effected by the exercise of the options.

(6) The Members of the Hohe Family signed the Powers of Attorney attested by a public notary and attached as Annex 1 to this agreement. The Powers of Attorney authorize Donnelly Hohe Verwaltungs-GmbH seated in Collenberg and registered in the Commercial Register of the local court of Aschaffenburg under No. HRB 4438, to apply for registration of the change in the limited partnership in the Commercial Register.

(7) The Hohe Family is released from any and all warranty liabilities under the Acquisition Agreement.

(8) The non-competition clause 4.2 of the Acquisition Agreement is relaxed as follows for the period following the withdrawal from the Company. Peter Hohe and Dr. Maria Hohe-Schramm shall be entitled to become active in business areas of the Company other than the manufacture of car mirrors in the event that they do now longer hold an interest in the Company and that their employment with the Company is terminated by the Company and has effectively ended.

(9) All other provisions of the Acquisition Agreement remain unchanged and in full force and effect unless already implemented.


Collenberg, (Date) March 20, 1998


/s/Dwane Baumgardner
Donnelly Holding GmbH               /s/Paul Hohe


/s/Elisabeth Hohe                   /s/Dr. Maria Hohe-Schramm


/s/Peter Hohe                       /s/Margarete Meyer

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Read and approved:


Collenberg  March 23, 1998        /s/Dwane Baumgardner
Place/Date                        Donnelly Corporation, Michigan


                                  /s/Hans Huber
Collenberg  March 23, 1998        /s/Peter Turzer
Place/Date                        Donnelly Hohe GmbH & Co. KG


                                  /s/Hans Huber
Collengerg  March 23, 1998        /s/Peter Turzer
Place/Date                        Donnelly Hohe Verwaltungs-GmbH